EXHIBIT 10.22

FINLAY EXECUTIVE SEVERANCE PAY PLAN
AMENDED AND RESTATED
EFFECTIVE MARCH 19, 2009

A.	PURPOSE

The purpose of the Finlay Fine Jewelry Corporation Executive Severance Pay Plan (the "Plan") is to provide temporary and short-term benefits to eligible "executive" employees, defined below, whose employment with Finlay Fine Jewelry Corporation or its wholly-owned subsidiary, Finlay Merchandising & Buying, Inc. (collectively, the "Company") is involuntarily terminated under the conditions described in Section C. below.  Severance payments under this Plan are not earned benefits, nor do they constitute a payment for past services.  This Plan was originally effective as of February 28, 2006, was amended and restated effective December 31, 2008, and is amended and restated as set forth herein effective March 19, 2009.

B.	ELIGIBLE EXECUTIVES

For purposes of this Plan, an "executive" (i) is an officer, department head or a director of one of the Company's administrative departments, a buyer, planner or a group manager ("Executive"), (ii) is on the Company's corporate home office or distribution center executive payrolls, and (iii) is a person whom the Company designates to receive benefits under this Plan ("Eligible Executives").  All other employees, including "field payroll" employees and employees of "affiliated companies", are ineligible to participate in this Plan.  Executives designated to receive a benefit under this Plan will not be eligible for benefits under the Finlay Fine Jewelry Corporation Home Office Payroll Severance Pay Plan or the Finlay Key Employee Special Severance Pay Plan or any other plan, arrangement or agreement providing severance or similar payments to Company employees.

C.	CONDITIONS FOR PAYMENT

1.
Eligible Executives are eligible for benefits under the Plan if they (a) remain in the active employ of the Company and perform their jobs in a satisfactory manner as determined by the Company until such date as the Company shall specify as a condition of receiving payment of severance benefits hereunder, and (b) are permanently and involuntarily separated from the Company as of such specified date solely as a result of a layoff or reduction in force and not for any other reason, including any of the reasons set forth in Section C2 below.  For purposes of this Plan, a layoff or reduction in force is defined as an involuntary, permanent termination of employment initiated by the Company because of lack of work, lack of funds, sale of assets, elimination of a position, or for any other related reason as determined by the Company in its sole discretion.

2.	An Eligible Executive is not eligible for benefits under this Plan if such individual:

-	resigns, quits or retires;

-	is covered by an employment contract which provides for a severance payment; or

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the Company arranges for such individual to receive a comparable offer of employment with an affiliate or a subsidiary, whether direct or indirect, of the Company or a purchaser of any assets from the Company.  For purposes of this Plan, "comparable employment" shall mean a position with similar job responsibilities and title, no less than the former position's base salary, and a base of operations within a twenty-five (25) mile radius of the former position.

Any payments under this Plan are conditioned upon the Executive's execution and return to the Company's authorized representative (without the revocation thereof and within the specified time period) of a severance agreement and release (the "Release") in such form as the Company shall prescribe and such other documents as the Company shall determine necessary in its sole discretion.

D.	AMOUNT OF SEVERANCE ALLOWANCE

Benefits will equal a multiple of the Eligible Executive's weekly base salary at his or her then current rate as of his or her date of termination, as described below, reduced by any compensation paid to such Eligible Executive in lieu of any notice period required under the Worker Adjustment and Retraining Notification Act or any applicable state or other similar laws.  "Service" shall mean an eligible Executive's completed full years of employment as of the last anniversary of the last date of hire of such Executive.

Service	Benefit
• Less than two (2) years	Four (4) weeks
• Two (2) years but less than five (5) years	Six (6) weeks
• Five (5) years but less than ten (10) years	Eight (8) weeks
• Ten (10) years but less than fifteen (15) years	Twelve (12) weeks
• Fifteen (15) years but less than twenty (20) years	Sixteen (16) weeks
• Twenty (20) years but less than twenty-five (25) years	Eighteen (18) weeks
• Twenty-five (25) years but less than thirty (30) years	Twenty (20) weeks
• Thirty (30) years or more	Twenty-six (26) weeks

Benefits paid pursuant to this Plan (less all applicable withholding taxes and lawful deductions) shall be paid in bi-monthly installments in accordance with the Company's normal payroll practices commencing on a regular pay day of the Company as specified in the Release.  No benefits payable hereunder shall be paid later than December 31 of the second calendar year following the calendar year in which the applicable event described in Section C.1 occurs.

Benefits under this Plan may not be anticipated, assigned or alienated.  The existence of this Plan shall in no way be construed as a restriction of the Company's right to terminate the employment of any Executive at any time, with or without notice, or for any reason or no reason.

Notwithstanding anything herein to the contrary, the payment of any benefits hereunder in excess of eight (8) weeks to an Eligible Executive whose annual base salary was $75,000 or greater on his or her date of termination (the "Mitigated Benefits") shall be further reduced by an amount equal to the gross amounts received or earned by the Executive as compensation, profits or otherwise from his or her employment or engagement in any other business or activity (excluding any investment income or capital gains) with respect to the same period for which such Mitigated Benefits are payable ("Other Income").  As a condition to receipt of payment of the Mitigated Benefits, the Executive shall, no later than seven (7) days prior to the date such payment is due, certify in writing to the Executive Vice President – Administration of the Company or her designee, all amounts of Other Income earned by the Executive during the preceding payroll period so that the appropriate offsets can be made.

E.	EFFECT OF SEVERANCE ALLOWANCE ON EMPLOYMENT OR COMPANY BENEFITS

The term of an Executive's employment or participation in other Company benefit plans shall not be extended by reason of the Company's payment of any severance allowance hereunder.

F.	CLAIMS PROCEDURE

Any claim by an Executive with respect to eligibility, participation, contributions, benefits or other aspects of the operation of the Plan shall be made in writing to the Company's Senior Vice President of Human Resources or her designee (the "Designated Person").  If the Designated Person receiving a claim believes that the claim should be denied, he or she shall notify the Executive in writing of the denial of the claim within ninety (90) days after his or her receipt thereof.  This period may be extended an additional ninety (90) days in special circumstances and, in such event, the Executive shall be notified in writing of the extension, the special circumstances requiring the extension of time and the date by which the Designated Person expects to make a determination with respect to the claim.  If the extension is required due to the Executive's failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent until the date on which the Executive responds to the Plan's request for information.

If a claim is denied in whole or in part, or any adverse benefit determination is made with respect to the claim, the Executive will be provided with a written notice setting forth (a) the specific reason or reasons for the denial making reference to the pertinent provisions of the Plan or of Plan documents on which the denial is based, (b) a description of any additional material or information necessary to perfect or evaluate the claim, and explain why such material or information, if any, is necessary, and (c) inform the Executive of his or her right to request review of the decision.  The notice shall also provide an explanation of the Plan's claims review procedure and the time limits applicable to such procedure, as well as a statement of the Executive's right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.  If an Executive is not notified (of the denial or an extension) within ninety (90) days from the date the Executive notifies the Plan Administrator, the Executive may request a review of the application as if the claim had been denied.

An Executive may appeal the denial of a claim by submitting a written request for review to the committee established to review appeals under the Plan (the "Committee"), within sixty (60) days after written notification of denial is received.  Receipt of such denial shall be deemed to have occurred if the notice of denial is sent via first class mail to the Executive's last shown address on the books of the Company.  Such period may be extended by the Committee for good cause shown.  The claim will then be reviewed by the Committee.  In connection with this appeal, the Executive (or his or her duly authorized representative) may (a) be provided, upon written request and free of charge, with reasonable access to (and copies of) all documents, records, and other information relevant to the claim, and (b) submit to the Committee written comments, documents, records, and other information related to the claim.  If the Committee deems it appropriate, it may hold a hearing as to a claim.  If a hearing is held, the Executive shall be entitled to be represented by counsel.

The review by the Committee will take into account all comments, documents, records, and other information the Executive submits relating to the claim.  The Committee will make a final written decision on a claim review, in most cases within sixty (60) days after receipt of a request for a review.  In some cases, the claim may take more time to review, and an additional processing period of up to sixty (60) days may be required.  If that happens, the Executive will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Committee expects to make a determination with respect to the claim.  If the extension is required due to the Executive's failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Executive until the date on which the Executive responds to the Plan's request for information.

The Committee's decision on the claim for review will be communicated to the Executive in writing.  If an adverse benefit determination is made with respect to the claim, the notice will include:  (a) the specific reason(s) for any adverse benefit determination, with references to the specific Plan provisions on which the determination is based; (b) a statement that the Executive is entitled to receive, upon request and free of charge, reasonable access to (and copies of) all documents, records and other information relevant to the claim; and (c) a statement of the Executive's right to bring a civil action under Section 502(a) of ERISA.  An Executive may not start a lawsuit to obtain benefits until after he or she has requested a review and a final decision has been reached on review, or until the appropriate timeframe described above has elapsed since the Executive filed a request for review and the Executive has not received a final decision or notice that an extension will be necessary to reach a final decision.  These procedures must be exhausted before an Executive may bring a legal action seeking payment of benefits.  In addition, no lawsuit may be started more than two (2) years after the date on which the applicable appeal was denied.  If there is no decision on appeal, no lawsuit may be started more than two (2) years after the time when the Committee should have decided the appeal. The law also permits the Executive to pursue his or her remedies under Section 502(a) of ERISA without exhausting these appeal procedures if the Plan has failed to follow them.

G.	AUTHORITY VESTED IN PLAN OFFICIALS

The Company shall have sole, full and complete authority and discretion to interpret, apply and administer the terms of the Plan and to determine all issues of benefit eligibility thereunder.

To the extent permitted by law, all determinations made in the exercise of this discretion are final and binding on all parties concerned.

H.	Code Section 409A

Although the Company does not guarantee to an Executive any particular tax treatment relating to payments under this Plan, the payments provided hereunder are intended to be exempt from the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A") and shall be limited, construed and interpreted in accordance with such intent.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Executive by Section 409A or any damages for failing to comply with Section 409A.

I.	ADDITIONAL INFORMATION

Name of Plan – FINLAY EXECUTIVE SEVERANCE PAY PLAN

Plan Sponsor – Finlay Enterprises, Inc.

Employer Identification Number – 13-3492802

Type of Plan:  Employee Welfare Benefit Plan under the Employee Retirement Income Security Act

Type of Administration – Self Administered

Plan Administrator – Finlay Fine Jewelry Corporation
                            529 Fifth Avenue, New York, New York 10017;
                            telephone (212) 808-2800

Agent for service of legal process – Finlay Fine Jewelry Corporation
                  529 Fifth Avenue, New York, New York 10017;
                  Attn: General Counsel

Funding medium – Self-funded; benefits are payable from the general assets of the
                         Executive's employer.

Plan Year: February 1 to January 31

Plan Number: 502

As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 ("ERISA"). ERISA provides that all Plan participants shall be entitled to:

-	Receive Information About Your Plan and Benefits.

-	Examine, without charge, at the Plan Administrator's office and at other locations required under U.S. Department of Labor regulations, all documents governing the Plan.

-
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and an updated summary plan description.  The Plan Administrator may make a reasonable charge for copies.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents from the Plan and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part you may file suit in a state or federal court. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, if for example, it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

I.	AMENDMENT AND TERMINATION

The Company reserves the right to amend this Plan, in whole or in part, or discontinue or terminate the Plan; provided, however, that any such amendment, discontinuance or termination shall not affect any right of any Executive to claim benefits under the Plan for events occurring prior to the date of such amendment, discontinuance or termination.  An amendment to this Plan and/or resolution of discontinuance or termination, may be made by the Administrator, to the extent permitted by resolution of the Board of Directors.

IN WITNESS WHEREOF, the Plan Sponsor has caused its officer, duly authorized by its Board of Directors, to execute the Plan effective as of the 19th day of March, 2009.

FINLAY ENTERPRISES, INC.

By	/s/ Arthur E. Reiner
Arthur E. Reiner
Chairman and
Chief Executive Officer